Exhibit 99.1

CONTACT:	(206) 622-4191
Ernie Johnson, CEO
Michael Gats, CFO

Cutter & Buck Announces Quarterly Results

SEATTLE, March 8, 2007. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its third quarter ended January 31, 2007.

For the quarter ended January 31, we had the following results:

	2007	2006
(in millions, except percentage and per share data)
Net sales	$30.3	$31.2
Gross profit	$13.5	$13.8
Gross margin	44.6%	44.1%
Net income	$0.3	$0.5
Diluted earnings per share	$0.03	$0.04

For the nine months ended January 31, we had the following results:

	2007	2006
(in millions, except percentage and per share data)
Net sales	$102.5	$94.7
Gross profit	$47.1	$42.8
Gross margin	46.0%	45.3%
Net income	$4.8	$3.5
Diluted earnings per share	$0.45	$0.31

Balance Sheet Summary:

	January 31, 2007	April 30, 2006	January 31, 2006
(in millions)
Cash and short-term investments	$23.6	$20.1	$21.6
Accounts receivable	$16.2	$23.0	$18.6
Inventories	$31.3	$25.7	$27.8
Working capital	$64.7	$61.9	$62.4
Shareholders’ equity	$70.3	$67.0	$67.4

Financial Results and Management Viewpoint

For the quarter, we reported sales of $30.3 million and net income of $0.3 million. Our third quarter is our seasonal low in terms of sales revenue and until last year, historically a net loss, making it difficult to discern trends from the financial results. Our results were in line with our anticipated performance for the quarter and we continue to be pleased with our year-to-date results which include sales increases in every channel and net income up $1.4 million or 39% over the first nine months of last year.

 “The small decrease in sales was mostly offset by improved gross margins and good expense control during the third quarter,” said Ernie Johnson, Chief Executive Officer. “We remain focused on executing and enhancing our business plan which drove our sales growth for the previous four quarters.” As we said last quarter, we did not expect the rate of sales increases to continue at the same pace in the latter half of this year. We are now comparing current results to the third quarter last year which included significant sales of marked down, discontinued core styles as well as the initial launch of our new product strategy. Third quarter sales increases in our consumer direct channel showed us that our end consumers continue to respond favorably to our products.

Our corporate business unit had third quarter sales of $12.9 million, an 11.1% decrease compared to the same period in the prior year. “As we noted last quarter, our corporate sales in the third quarter of last year were somewhat inflated due to the sales of a relatively large quantity of discontinued Classics product that were sold at a discount in order to minimize what we ultimately had to liquidate,” said Johnson. “The amount of discontinued product available this year was significantly less than last year.”  During the first three quarters of the fiscal year, corporate sales were up 1.6%.

Golf sales were $4.8 million during the third quarter, a $0.2 decrease compared to the same period in the prior year primarily related to the discontinued product sold in the prior year. “The response to our golf line continues to be positive. We received very favorable comments from customers about our Cutter & Buck, Annika and CBUK lines at the PGA show in January,” said Kaia Akre, President. “We continue to have a strong presence at professional tournaments, thereby supporting our brand strength in this channel.”  Golf sales were up modestly for the nine month period ending January 31, 2007.

Specialty retail sales decreased approximately 11.9% to $5.2 million during the third quarter compared to the same period in the prior year. Sales to our collegiate and professional sports customers continued to grow while sales to our specialty store customers declined. The major contributing factor to the decline in Specialty Retail sales during the quarter was related to cancellations and customer requested delayed shipments from our largest big and tall customer. The company does not anticipate substantial improvement in its relationship with this customer due to pending litigation. The company is exploring other sales alternatives for its big and tall products which are not currently represented in the company’s catalog. Big and tall sales in the direct to consumer business unit that includes the company’s catalog accounted for less than 4% of that business unit’s total sales during the third quarter. For the first nine months of the fiscal year, sales in our specialty retail channel increased $1.8 million or 8.7% over the same nine month period in the previous year.

Sales in our consumer direct business unit of $3.5 million increased approximately $1.1 million or 46.2% during the quarter compared to the same period in the prior year. “We are very pleased with the increase in consumer demand for our product,” said Akre. “Our consumer direct channel represents a valuable opportunity to get direct feedback from our end consumers. We can track sales trends and performance of key styles to assist us in the development of all our product lines.”  Fiscal year-to-date sales in the consumer direct business unit were $8.0 million, a $3.9 million increase over the same period in the previous year. This year-to-date increase in sales is primarily attributable to the new consumer catalog that was launched in September 2005.

Third quarter sales were up $0.3 million in our international & licensing business unit and up $0.2 million in our other business unit compared to the same period in the prior year.

Gross margin was 44.6% during the quarter and 46.0% for the nine month period ended January 31, 2007. These margin increases from the previous year are primarily due to lower sales of discontinued product this year. We continue to expect our gross margin to remain in the 44%-48% range.

Selling, general and administrative expenses in the third quarter of fiscal 2007 were consistent with the third quarter of fiscal 2006, totaling $12.7 million in the current fiscal quarter compared to $12.6 million in fiscal 2006. “We were pleased to keep expenses in line with the prior year given the investments in our infrastructure we have made over the last year,” said Michael Gats, Chief Financial Officer. Year-to-date, selling, general and administrative expenses were $39.2 million, up $2.0 million over the prior year, primarily due to increased costs associated with our growing catalog operations as well as expenses related to incentive compensation.

Net income for the third quarter was $0.3 million or $0.03 per diluted share, compared to $0.5 million, or $0.04 per diluted share, in the same period last year. For the nine month period ended January 31, 2007, net income was $4.8 million or $0.45 per diluted share; in the previous year, net income was $3.5 million or $0.31 per diluted share.

Our balance sheet remains strong with cash and short-term investments of $23.6 million as of the end of the quarter and no debt. During the first nine months of the fiscal year, we generated $5.3 million of free cash flow (defined as net cash provided by operating activities less purchases of furniture and equipment). Accounts receivable decreased $2.4 million compared to the same quarter last year resulting in our days sales decreasing from 56 days last year to 54 days this year. As anticipated, our inventory balance increased over the third quarter balance last year as we continued to increase our core inventory. Days sales in inventory increased from 138 days during the third quarter last year to 165 days this year. We anticipate inventory to begin to decline towards historical levels in future quarters.

Quarterly Dividend Announced

Cutter & Buck announced that its board of directors approved a $0.07 per share quarterly dividend payable on April 9, 2007, to shareholders of record March 23, 2007.

Final Comments

CEO Ernie Johnson concluded, “For the first nine months of this fiscal year, our sales were up 8.3% and every business unit experienced a sales increase over the prior year. While we experienced a decrease in third quarter sales compared to last year, the decrease reflects a higher than usual amount of discontinued product sold during the same period last year. We remain focused on our strategic plan that includes providing high quality, innovative products to our customers. We believe that will continue to provide long-term profitable growth to the company.”

Conference Call Information

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters. The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, March 8, 2007. To listen to the conference call, go to http://www.cutterbuck.com. At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through May 8, 2007. The call can also be accessed at 1-800-642-1687, ID #1290950 through May 8, 2007.

Statements made in this news release that are not historical facts are forward-looking statements, including projected gross margins, anticipated sales growth, anticipated demand for our new products, and trends in the company’s operations. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements. Specifically, there are a number of important factors that could cause actual future results to differ materially from those anticipated by any forward looking statements. Those factors include, but are not limited to the following: our ability to control costs and expenses, including costs associated with regulatory compliance; the potential outcome of pending and future audits by various taxing jurisdictions; the potential outcome of lawsuits and pending litigation;  our ability to maintain our relationships with our customers and our sponsored professional golfers;  relations with and performance of suppliers; our ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate our chosen distribution channels; our ability to appropriately price our products; the number of  golf rounds played, which may be impacted by severe weather-related disasters and the weather in general; competition; risks related to the timely performance of third parties, such as shipping companies; identifying, attracting, and retaining employees, including key management personnel; political and trade relations; the overall level of consumer spending on apparel; and global economic and political conditions, including impacts of increasing oil prices, disease and terrorism and responses thereto, including war. Additional information on these and other factors, which could affect our financial results, are included in our Securities and Exchange

Commission filings, including those risk factors disclosed in Item 1A of our Annual Report on Form 10-K. Finally, there may be other factors not mentioned above or included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, future events, or developments, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand name. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. We also sell directly to end consumers through catalog and internet business channels. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Table A: Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
(in thousands, except share and per share amounts)
Net sales	$30,291	$31,247	$102,544	$94,657
Cost of sales	16,781	17,472	55,421	51,819
Gross profit	13,510	13,775	47,123	42,838

Operating expenses:
Selling, general and administrative	12,700	12,636	39,151	37,148
Depreciation	692	773	2,012	2,189
Restructuring expenses	—	(35)	(401)	(230)
Restatement expenses	—	—	—	(648)
Total operating expenses	13,392	13,374	40,762	38,459
Operating income	118	401	6,361	4,379

Interest income (expense)
Interest income	301	312	936	965
Interest expense	—	—	—	(9)
Net interest income (expense)	301	312	936	956
Pre-tax income	419	713	7,297	5,335
Income tax expense	89	232	2,456	1,861
Net income	$330	$481	$4,841	$3,474

Basic earnings per share:	$0.03	$0.04	$0.46	$0.32
Diluted earnings per share:	$0.03	$0.04	$0.45	$0.31

Shares used in computation of:
Basic earnings per share	10,526,124	10,851,639	10,509,688	11,020,316
Diluted earnings per share	10,728,116	11,143,454	10,709,899	11,277,677

Table B: Summary of Net Sales by Business Unit

	Three Months Ended January 31,			Percent
	2007	2006	Increase	Change
(in thousands, except percent change)
Corporate	$12,929	$14,548	$(1,619)	(11.1)%
Golf	4,800	5,008	(208)	(4.2)
Specialty Retail	5,163	5,859	(696)	(11.9)
Direct to Consumer	3,515	2,405	1,110	46.2
International & Licensing	1,041	754	287	38.1
Other	2,843	2,673	170	6.4
Total	$30,291	$31,247	$(956)	(3.1)%

	Nine Months Ended January 31,			Percent
	2007	2006	Increase	Change
(in thousands, except percent change)
Corporate	$42,974	$42,285	$689	1.6%
Golf	20,433	20,221	212	1.0
Specialty Retail	21,988	20,222	1,766	8.7
Direct to Consumer	7,951	4,043	3,908	96.7
International & Licensing	2,735	2,308	427	18.5
Other	6,463	5,578	885	15.9
Total	$102,544	$94,657	$7,887	8.3%

Table C: Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)

	January 31, 2007	April 30, 2006	January 31, 2006
		(audited)
(in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,516	$7,808	$6,006
Short-term investments	16,071	12,314	15,622
Accounts receivable	16,218	22,993	18,577
Inventories	31,267	25,659	27,755
Other current assets	5,978	4,782	6,055
Total current assets	77,050	73,556	74,015

Furniture and equipment, net	6,428	6,428	6,345
Other assets	1,586	1,709	1,757
Total assets	$85,064	$81,693	$82,117

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,495	$5,767	$5,347
Accrued liabilities	6,857	5,934	6,303
Total current liabilities	12,352	11,701	11,650

Long-term liabilities	2,434	3,006	3,069

Total shareholders’ equity	70,278	66,986	67,398
Total liabilities and shareholders’ equity	$85,064	$81,693	$82,117

Table D: Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
(in thousands)
Operating activities:
Net income	$330	$481	$4,841	$3,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	688	787	2,054	2,230
Noncash restructuring expenses	—	(35)	(401)	(230)
Deferred income taxes	(93)	172	(131)	285
Stock-based compensation	91	25	183	72
Tax benefit from exercise of stock options	13	5	68	194
Loss on fixed asset disposal	(1)	23	3	63
Changes in assets and liabilities:
Accounts receivable, net	3,385	934	6,775	3,237
Inventories, net	(1,732)	(2,771)	(5,608)	(2,357)
Income tax receivable	(808)	(273)	(823)	110
Prepaid expenses and other assets	(279)	(420)	(134)	(780)
Accounts payable, accrued liabilities and other liabilities	(1,875)	1,337	480	979
Net cash (used in) provided by operating activities	(281)	265	7,307	7,277

Investing activities:
Purchases of furniture and equipment	(678)	(480)	(2,057)	(1,904)
Purchases of short-term investments	(10,142)	(11,695)	(34,986)	(48,898)
Maturities of short-term investments	11,688	19,333	31,244	62,107
Net cash provided by (used in) investing activities	868	7,158	(5,799)	11,305

Financing activities:
Payment of dividends	(740)	(15,416)	(2,214)	(16,975)
Issuance of common stock	115	97	491	690
Repurchases of common stock	—	(3,128)	(153)	(7,932)
Excess tax benefit from exercises of stock options	9	—	76	—
Principal payments under capital lease obligations	—	(19)	—	(111)
Net cash used in financing activities	(616)	(18,466)	(1,800)	(24,328)

Net increase (decrease) in cash and cash equivalents	(29)	(11,043)	(292)	(5,746)
Cash and cash equivalents, beginning of period	7,545	17,049	7,808	11,752
Cash and cash equivalents, end of period	$7,516	$6,006	$7,516	$6,006